PRESS RELEASE


                      COOPERATIVE BANKSHARES, INC. DECLARES
       3-FOR-2 STOCK SPLIT AND INCREASES QUARTERLY CASH DIVIDEND BY 50.0%


         WILMINGTON, N.C., MAY 31, 2006-- Cooperative Bankshares, Inc. (NASDAQ:
COOP) (the "Company"), announced today that its Board of Directors declared a 3-for-2 stock split of its outstanding common stock, payable in the form of a 50% stock dividend. The stock split entitles each shareholder of record at the close of business on June 12, 2006 (the "Record Date") to receive one additional share for every two shares of common stock held on that date. The Company will pay cash in lieu of issuing fractional shares based on the closing price on the Record Date, as adjusted for the split. The additional shares resulting from the split will be distributed by the Company's transfer agent on or about June 30, 2006. Currently, Cooperative has approximately 4,314,202 shares of common stock outstanding.

         From June 12, 2006 through June 30, 2006, shares of Cooperative will trade with due bills, which entitle those who buy the stock during this time to receive the 50% stock dividend.

         The Board also approved a $0.05 per share dividend payable on July 17, 2006 to stockholders of record on July 3, 2006. This dividend is a 50% increase from the $0.033 per share dividend paid for the prior quarter ended March 31, 2006, when adjusted to reflect the increased shares outstanding as a result of the stock split discussed above.

         Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through 21 offices in Eastern North Carolina. Cooperative Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina and an office in North Myrtle Beach, South Carolina.


Contact:

Cooperative Bankshares, Inc.
Frederick Willetts, III, President/CEO or
Todd L. Sammons, CPA, Senior Vice President/CFO or
Linda B. Garland, Vice President/Secretary, 910-343-0181